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                                                                   EXHIBIT 10.37

                   BONUS PLAN FOR JOHN DEAN FOR 1999 AND 1998

                                FEBRUARY 21, 1998


The Board of Directors of Bacou USA, Inc. has approved and adopted a bonus Plan for John Dean ("Executive"), who serves as President and Chief Operating Officer of Bacou USA Safety, Inc. which provides for incentive compensation up to a maximum of 125% of base salary. This Plan will be administered by the Compensation Committee of the Board of Directors of Bacou USA, Inc.

The annual bonus will be determined based upon the criteria described below. Any percentage to be applied pursuant to this Plan shall be applied to the amount of base salary paid by HLI (not including its predecessor business) to the Executive during the fiscal year for which the bonus is paid. Although the Executive is employed at a subsidiary with more than one operating division, the criteria will reflect only financial results of Howard Leight Industries division of Bacou USA Safety, Inc. ("HLI") for 1998 and 1999. As HLI was not affiliated with Bacou USA, Inc. for part of the applicable fiscal year or part or all of the prior fiscal year, then predecessor results will be used by Bacou USA, Inc. to prepare comparable pro forma results for purposes of applying this Plan. The criteria are as follows:

1. The operating profit of HLI, determined in accordance with GAAP, expressed as a percentage of net sales; provided, however, that operating profit shall be determined before amortization of intangible assets established pursuant to purchase accounting rules and before interest on intercompany debt.


     If the operating profit is:

     - up to 5%                 = no bonus is being paid under this criteria
     - above 5%, up to 10%      = 10% of base salary will be paid
     - above 10%, up to 15%     = 20% of base salary will be paid
     - above 15%, up to 20%     = 30% of base salary will be paid
     - above 20%, up to 25%     = 40% of base salary will be paid
     - above 25%, up to 30%     = 50% of base salary will be paid
     - above 30%                = 65% of base salary will be paid

2. The growth of HLI's net sales, determined by comparing the net sales for the bonus year against the prior fiscal year, with an additional bonus equal to one of the following amounts:

     - up to 5.0%               = no bonus is being paid under this criteria
     - above 5%, up to 10%      = 5% of base salary will be paid
     - above 10%, up to 15%     = 10% of base salary will be paid
     - above 15%, up to 20%     = 20% of base salary will be paid
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     - above 20%                = 25% of base salary will be paid


3. The growth of HLI's operating profit, determined by comparing the operating profit for the bonus year against the prior fiscal year, with an additional bonus equal to one of the following amounts:

     - growth up to 5%              = no bonus is being paid under this criteria
     - growth above 5%, up to 10%   = 10% of base salary will be paid
     - growth above 10%, up to 15%  = 15% of base salary will be paid
     - growth above 15%, up to 20%  = 20% of base salary will be paid
     - growth above 20%, up to 25%  = 25% of base salary will be paid
     - growth above 25%, up to 30%  = 30% of base salary will be paid
     - growth above 30%             = 35% of base salary will be paid


4. Discretionary special bonus for engagements in addition to an executive's main job, as per the recommendation of the CEO of Bacou USA, Inc.

5. Discretionary adjustment of the amounts determined under paragraphs 1-3 as per the recommendation of the CEO of Bacou USA, Inc.



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